Exhibit 99.2

Watson Pharmaceuticals, Inc.

Non-GAAP Reconciliation Table - Fourth Quarter Ended December 31, 2011

(in millions, except per share amounts)

		NON-GAAP ADJUSTMENTS
	GAAP Results	Amortization Expense (1)	Proposed Legal Settlements(2)	Acquisition & Licensing (3)	Accretion Expense (4)	Global Supply Chain (5)	Impairments / Asset Sales (6)	All Other (7)	Non-GAAP Results
Net revenues	$1,544.6	$—	$—	$—	$—	$—	$—	$—	$1,544.6

Operating Expenses:
Cost of Goods Sold (excludes amortization, presented below)	892.7	—	—	7.8	—	(1.2)	—	—	899.3
Research and development	67.2	—	—	11.6	—	0.3	—	—	79.1
Selling and marketing	109.8	—	—	—	—	—	—	—	109.8
General and administrative	103.2	—	(5.0)	—	—	—	—	—	98.2
Amortization	151.3	(151.3)		—	—	—	—	—	—
Loss (gain) on asset sales and impairments, net	53.1	—	—	(34.4)	—	—	(18.7)	—	0.0

Total operating expenses	1,377.3	(151.3)	(5.0)	(15.0)	—	(0.9)	(18.7)	—	1,186.4
Operating Income	167.3	151.3	5.0	15.0	—	0.9	18.7	—	358.2
Other (expense) income:
Interest income	0.5	—	—	—	—	—	—	—	0.5
Interest expense	(12.7)	—	—	(8.3)	8.0	—	—	—	(13.0)
Other income (expense), net	0.6	0.2	—	—	(0.1)	—	—	(0.9)	(0.2)

Total other income (expense), net	(11.6)	0.2	—	(8.3)	7.9	—	—	(0.9)	(12.7)
Income before income taxes and noncontrolling interest	155.7	151.5	5.0	6.7	7.9	0.9	18.7	(0.9)	345.5
Provision for income taxes	61.5	51.4	2.2	1.5	0.1	0.1	4.5	(0.4)	120.9

Net Income	94.2	100.1	2.8	5.2	7.8	0.8	14.2	(0.5)	224.6
Loss attributable to noncontrolling Interest	0.6	—	—	—	—	—	—	—	0.6

Net income attributable to common shareholders	$94.8	$100.1	$2.8	$5.2	$7.8	$0.8	$14.2	$(0.5)	$225.2

Diluted earnings per share	$0.75								$1.77
Diluited weighted average shares outstanding	127.0								127.0

Explanation of reconciling items to arrive at non-GAAP financial results:

1.	Includes amortization expense of acquired intangible assets, such as product rights, and amortization of the excess purchase price of an equity method investments recorded in other income.
2.	Includes $5.0 associated with the proposed legal settlement in the Quinine Sulfate litigation matter.
3.

Amount in cost of goods sold includes $7.8 fair value adjustment of certain contingent obligations due to the Arrow Group selling shareholders based on the after-tax gross profits (as defined under the agreement) on expected future sales of atorvastatin. Amount in research and development includes $13.1 fair value adjustment of certain contingent obligations relating to the acquisition of our progesterone gel business from Columbia Labs, offset by a $1.5 milestone payment made in connection with Rapaflo(R) territory expansion in Latin America. Amount in loss (gain) on asset sales and impairments includes $75.8 non-cash impairment charge of in-process research and development intangible assets relating to the progesterone gel business and a $7.6 other-than-temporary impairment charge related to our Columbia Labs equity-method investment, offset by $49.0 fair value adjustment of certain contingent oblgations relating to the acquisition of our progesterone business from Columbia Labs. Amount in interest expense includes $8.3 reversal of previously recorded interest accretion on contingent oblgations relating to our progesterone gel business.

4.	Amount in interest expense represents a non-cash fair value adjustment related to the Company’s preferred stock of $4.3 and an adjustment to the fair value of contingent liabilities associated with the acquisitions of Arrow Group, the progesterone business from Columbia Labs and Specifar of $3.3, $0.2 and $0.2, respectively. These adjustments are based upon the passage of time and are classified as interest expense. Amount in other income represents a non-cash adjustment to the fair value of a contingent asset associated with the acquisition of Specifar.
5.	Represents amounts attributable to our global supply chain initiative to improve efficiencies within our Generics segment. The costs primarily relate to manufacturing operations in Canada, India and Corona, CA and R&D facilities in Canada and Australia. Amounts in cost of goods sold include: $0.6 accelerated depreciation; $0.1 severance and retention; and $0.5 product transfer costs. Amounts in research and develpment include $0.1 accelerated depreciation, offset by $0.4 reversal of previously recorded severance and retention accruals.
6.	Includes a non-cash impairment charge of $19.5 related to in-process research and development intangible assets offset by $0.8 net gain on asset sales.
7.	Includes $1.0 received under the terms of a contract manufacturing agreement in connection with a product divestiture as part of a previous acquisition offset by $0.1 relating to the revaluation of securities issued by an equity method investee.